Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS

MIAMI (December 19, 2013) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $35 million, or $0.04 diluted EPS, for the fourth quarter of 2013 compared to non-GAAP net income for the fourth quarter of 2012 of $111 million, or $0.14 per share. For the fourth quarter of 2013, U.S. GAAP net income, which included net unrealized gains on fuel derivatives of $31 million, was $66 million, or $0.08 diluted EPS. For the fourth quarter of 2012, U.S. GAAP net income was $93 million, or $0.12 diluted EPS. Revenues for the fourth quarter of 2013 were $3.7 billion compared to $3.6 billion for the prior year.

Non-GAAP net income for the full year 2013 was $1.2 billion, or $1.58 diluted EPS, compared to non-GAAP net income of $1.5 billion, or $1.94 diluted EPS, for the prior year. Full year 2013 U.S. GAAP net income was $1.1 billion, or $1.39 diluted EPS compared to $1.3 billion, or $1.67 per share for the prior year. Revenues for the full year 2013 were $15.5 billion compared to $15.4 billion for the prior year.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted that fourth quarter earnings on a non-GAAP basis were better than anticipated in the company’s September guidance due primarily to better than expected cruise ticket prices and onboard spending for Carnival Cruise Lines. Donald added, “Accelerated progress in Carnival Cruise Lines’ brand recovery had a positive impact on fourth quarter results. A steady stream of innovative product initiatives, the launch of a nationwide marketing campaign and travel agent outreach program, as well as an industry-leading vacation guarantee fueled the brand’s improvement.”

Key metrics for the fourth quarter 2013 compared to the prior year were as follows:

•

On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) decreased 2.1 percent for 4Q 2013, which was better than the company’s September guidance, down 3.0 to 4.0 percent. Gross revenue yields decreased 0.9 percent in current dollars.

•

Net cruise costs excluding fuel per ALBD increased 6.5 percent in constant dollars, driven by higher advertising spend. Costs were higher than September guidance, up 3.5 to 4.5 percent due primarily to the timing of expenses. Gross cruise costs including fuel per ALBD in current dollars increased 1.6 percent.

•	Fuel prices declined 6.3 percent to $671 per metric ton for 4Q 2013 from $716 per metric ton in 4Q 2012 and were better than the September guidance of $687 per metric ton.

Commenting on full year 2013, Donald stated, “Even in a challenging year, our company continued to produce strong cash from operations approaching $3 billion, funding our capital commitments and returning value to shareholders through regular dividend distributions of $775 million and share repurchases of $100 million.”

Donald added that the company also made significant strides on important strategic initiatives including the continued enhancement of its fleet with the debut of Princess Cruises’ 3,500-passenger Royal Princess and AIDA Cruises’ 2,200-passenger AIDAstella. In addition, the company announced an order for a Seabourn vessel expected in 2016 to replace the sale of the three original Seabourn ships, which will exit the fleet during 2014 and 2015. Furthermore, the company announced the retirement of an 800-passenger Costa Cruises vessel.

Donald further commented that the company’s flagship brand Carnival Cruise Lines also undertook a number of strategic initiatives. The brand implemented a major travel agent outreach program, Carnival Conversations, a series of roadshows reaching thousands of agents across the country to better align with travel partners. In addition, the brand launched a new advertising campaign “Moments That Matter,” featuring the memorable vacation moments experienced every day by millions of guests as captured through their own images. The “Great Vacation Guarantee,” a one-of-a-kind hassle free vacation guarantee was also introduced.

Additionally, the company increased efficiency fleetwide, achieving an additional five percent reduction in fuel consumption per unit this year, bringing the cumulative reduction to 23 percent since 2005. The company also furthered its environmental efforts through the successful testing of new “scrubber” technology and plans to install exhaust-gas cleaning scrubbers throughout the fleet. Over the next few years, the company will further refine both the scrubber design and installation process. In addition to exceeding stricter air emission standards, this technology will help mitigate higher fuel costs.

The company also realized major milestones in the emerging Asian cruise region this year by doubling its presence in China, as well as launching its first season of cruises originating from Japan. In addition, the company opened ten sales offices throughout Asia to support its continued expansion plans in this important emerging market.

Full Year 2014 Outlook

At this time, cumulative advance bookings for 2014 are behind the prior year at prices in line with prior year levels. Since September, booking volumes for the first three quarters of 2014 are running well ahead of last year’s levels at lower prices.

Donald noted, “We are catching up on booking volumes and gaining momentum as we enter 2014. We believe the compelling value we have in the marketplace will continue to stimulate strong demand leading to a solid wave period. We continue to expect revenue yields to turn positive in the second half of 2014 compared to the prior year.”

Based on current booking trends, the company forecasts full year 2014 net revenue yields, on a constant dollar basis, to be down slightly compared to the prior year (in line with the prior year on a current dollar basis). First quarter revenue yields (constant dollars) are expected to decline 3 to 4 percent compared to the prior year and improve during the remainder of 2014 based on a recovery in ticket prices.

The company expects net cruise costs excluding fuel per ALBD for full year 2014 to be slightly higher than the prior year on a constant dollar basis. Taking the above factors into consideration, the company forecasts full year 2014 non-GAAP diluted earnings per share to be in the range of $1.40 to $1.80, compared to 2013 non-GAAP diluted earnings of $1.58 per share.

Looking forward, Donald stated, “With over 100 ships and more than 10 million guests we have a scale advantage that cannot be replicated in this industry. We are aggressively seeking opportunities to leverage that scale to drive top line improvement and gain cost efficiencies. To support that effort, we have realigned our leadership team and processes to achieve greater collaboration and cooperation. We have heightened our focus on the guest experience and further exceeding guest expectations. As 2014 progresses, we will commence a number of strategic initiatives designed to fuel our earnings power, drive cash flow and improve return on invested capital over time.”

First Quarter 2014 Outlook

First quarter constant dollar net revenue yields are expected to decrease 3 to 4 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the first quarter are expected to be 4.5 to 5.5 percent higher on a constant dollar basis compared to the prior year mostly due to higher advertising costs.

Based on the above factors, the company expects non-GAAP diluted losses for the first quarter 2014 to be in the range of $(0.07) to $(0.11) per share versus 2013 non-GAAP earnings of $0.09 per share.

Selected Key Forecast Metrics

First Quarter 2014
Year over year change:	Current Dollars	Constant Dollars
Net revenue yields	(2.5) to (3.5) %	(3.0) to (4.0) %
Net cruise costs excl. fuel / ALBD	5.0 to 6.0%	4.5 to 5.5%

	First Quarter 2014	Full Year 2014
Fuel price per metric ton	$643	$650
Fuel consumption (metric tons in thousands)	800	3,225
Currency: Euro	$1.37 to €1	$1.37 to €1
Sterling	$1.64 to £1	$1.64 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:30 a.m. EST (3:30 p.m. GMT) today to discuss its 2013 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 208,000 lower berths with eight new ships scheduled to be delivered between May 2014 and April 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the business in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; non-GAAP costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•

incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising;

•	litigation, enforcement actions, fines or penalties;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•

changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•

continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship or land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relation issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our brand strategies;

•	our international operations are subject to additional risks not generally applicable to our U.S. operations;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	fluctuations in foreign currency exchange rates;

•

whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with the dual listed company arrangement and

•	uncertainties of foreign legal systems as Carnival Corporation and Carnival plc are not U.S. corporations.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Revenues
Cruise
Passenger tickets	$2,697	$2,659	$11,648	$11,658
Onboard and other	929	894	3,598	3,513
Tour and other	33	26	210	211

	3,659	3,579	15,456	15,382

Operating Costs and Expenses
Cruise
Commissions, transportation and other	526	499	2,303	2,292
Onboard and other	153	155	539	558
Fuel	549	603	2,208	2,381
Payroll and related	480	443	1,859	1,742
Food	244	238	983	960
Other ship operating	638	586	2,589	2,233
Tour and other	30	28	143	154

	2,620	2,552	10,624	10,320
Selling and administrative	532	459	1,879	1,720
Depreciation and amortization	403	392	1,588	1,527
Ibero goodwill and trademark impairment charges	—	—	13	173

	3,555	3,403	14,104	13,740

Operating Income	104	176	1,352	1,642

Nonoperating (Expense) Income
Interest income	3	2	11	10
Interest expense, net of capitalized interest	(82)	(77)	(319)	(336)
Gains (losses) on fuel derivatives, net	31	(6)	36	(7)
Other expense, net	1	(1)	(8)	(7)

	(47)	(82)	(280)	(340)

Income Before Income Taxes	57	94	1,072	1,302

Income Tax Benefit (Expense), Net	9	(1)	6	(4)

Net Income	$66	$93	$1,078	$1,298

Earnings Per Share
Basic	$0.09	$0.12	$1.39	$1.67

Diluted	$0.08	$0.12	$1.39	$1.67

Non-GAAP Earnings Per Share-Diluted (a)	$0.04	$0.14	$1.58	$1.94

Dividends Declared Per Share	$0.25	$0.75	$1.00	$1.50

Weighted-Average Shares Outstanding – Basic	775	777	775	778

Weighted-Average Shares Outstanding – Diluted	777	779	777	779

(a)	See the U.S. GAAP net income to non-GAAP net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	November 30,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$462	$465
Trade and other receivables, net	405	270
Insurance recoverables	381	460
Inventories	374	390
Prepaid expenses and other	315	236

Total current assets	1,937	1,821

Property and Equipment, Net	32,905	32,137

Goodwill	3,210	3,174

Other Intangibles	1,292	1,314

Other Assets	760	715

	$40,104	$39,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$60	$56
Current portion of long-term debt	1,408	1,678
Accounts payable	639	549
Dividends payable	194	583
Claims reserve	456	553
Accrued liabilities and other	932	845
Customer deposits	3,031	3,076

Total current liabilities	6,720	7,340

Long-Term Debt	8,092	7,168

Other Long-Term Liabilities	736	724

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 651 shares at 2013 and 649 shares at 2012 issued	7	6
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2013 and 215 shares at 2012 issued	358	357
Additional paid-in capital	8,325	8,252
Retained earnings	18,782	18,479
Accumulated other comprehensive income (loss)	161	(207)
Treasury stock, 59 shares at 2013 and 55 shares at 2012 of Carnival Corporation and 32 shares at 2013 and 33 shares at 2012 of Carnival plc, at cost	(3,077)	(2,958)

Total shareholders’ equity	24,556	23,929

	$40,104	$39,161

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended		Twelve Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	18,813	18,270	74,033	71,976
Occupancy percentage (b)	102.1%	103.1%	105.1%	105.5%
Passengers carried (in thousands)	2,511	2,430	10,061	9,829
Fuel consumption in metric tons (in thousands)	819	842	3,266	3,354
Fuel consumption in metric tons per ALBD	0.044	0.046	0.044	0.047
Fuel cost per metric ton consumed	$671	$716	$676	$710
Currencies
U.S. dollar to €1	$1.35	$1.29	$1.32	$1.28
U.S. dollar to £1	$1.60	$1.60	$1.56	$1.58
U.S. dollar to Australian dollar	$0.94	$1.04	$0.98	$1.03

CASH FLOW INFORMATION
Cash from operations	$475	$523	$2,834	$2,999
Capital expenditures	$337	$168	$2,149	$2,332
Dividends paid	$194	$195	$1,164	$779

(a)	ALBD is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise business practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At November 30, 2013, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted- Average Floor Prices	Weighted- Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2014
	November 2011	2,112	$85	$114
	February 2012	2,112	$88	$125
	June 2012	2,376	$71	$116
	May 2013	1,728	$85	$108

		8,328			43%

Fiscal 2015
	November 2011	2,160	$80	$114
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110
	April 2013	1,044	$80	$111
	May 2013	1,884	$80	$110

		8,484			43%

Fiscal 2016
	June 2012	3,564	$75	$108
	February 2013	2,160	$80	$120
	April 2013	3,000	$75	$115

		8,724			44%

Fiscal 2017
	February 2013	3,276	$80	$115
	April 2013	2,028	$75	$110

		5,304			27%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent crude oil is above the ceiling price or below the floor price.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2013	2013 Constant Dollar	2012	2013	2013 Constant Dollar	2012
Passenger ticket revenues	$2,697	$2,671	$2,659	$11,648	$11,581	$11,658
Onboard and other revenues	929	924	894	3,598	3,588	3,513

Gross cruise revenues	3,626	3,595	3,553	15,246	15,169	15,171

Less cruise costs
Commissions, transportation and other	(526)	(518)	(499)	(2,303)	(2,285)	(2,292)
Onboard and other	(153)	(153)	(155)	(539)	(538)	(558)

	(679)	(671)	(654)	(2,842)	(2,823)	(2,850)

Net passenger ticket revenues	2,171	2,153	2,160	9,345	9,296	9,366
Net onboard and other revenues	776	771	739	3,059	3,050	2,955

Net cruise revenues	$2,947	$2,924	$2,899	$12,404	$12,346	$12,321

ALBDs	18,812,573	18,812,573	18,269,763	74,032,939	74,032,939	71,975,652

Gross revenue yields	$192.73	$191.07	$194.47	$205.94	$204.89	$210.78
% decrease vs. 2012	(0.9)%	(1.7)%		(2.3)%	(2.8)%

Net revenue yields	$156.63	$155.39	$158.69	$167.56	$166.76	$171.18
% decrease vs. 2012	(1.3)%	(2.1)%		(2.1)%	(2.6)%

Net passenger ticket revenue yields	$115.43	$114.41	$118.21	$126.23	$125.57	$130.13
% decrease vs. 2012	(2.3)%	(3.2)%		(3.0)%	(3.5)%

Net onboard and other revenue yields	$41.20	$40.97	$40.49	$41.33	$41.19	$41.05
% increase vs. 2012	1.7%	1.2%		0.7%	0.4%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2013	2013 Constant Dollar	2012	2013	2013 Constant Dollar	2012
Cruise operating expenses	$2,590	$2,572	$2,524	$10,481	$10,434	$10,166
Cruise selling and administrative expenses	530	526	458	1,871	1,864	1,713

Gross cruise costs	3,120	3,098	2,982	12,352	12,298	11,879
Less cruise costs included above
Commissions, transportation and other	(526)	(518)	(499)	(2,303)	(2,285)	(2,292)
Onboard and other	(153)	(153)	(155)	(539)	(538)	(558)
Losses on ship sales including impairments, net	—	—	(13)	(178)	(167)	(49)

Net cruise costs	2,441	2,427	2,315	9,332	9,308	8,980
Less fuel	(549)	(549)	(603)	(2,208)	(2,208)	(2,381)

Net cruise costs excluding fuel	$1,892	$1,878	$1,712	$7,124	$7,100	$6,599

ALBDs	18,812,573	18,812,573	18,269,763	74,032,939	74,032,939	71,975,652

Gross cruise costs per ALBD	$165.85	$164.68	$163.17	$166.83	$166.12	$165.04
% increase vs. 2012	1.6%	0.9%		1.1%	0.6%

Net cruise costs per ALBD	$129.74	$129.00	$126.73	$126.05	$125.74	$124.77
% increase vs. 2012	2.4%	1.8%		1.0%	0.8%

Net cruise costs excluding fuel per ALBD	$100.54	$99.79	$93.72	$96.23	$95.91	$91.69
% increase vs. 2012	7.3%	6.5%		4.9%	4.6%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended		Twelve Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Net income – diluted
U.S. GAAP net income	$66	$93	$1,078	$1,298
Losses on ship sales including impairments, net (c)	—	13	163	49
Goodwill, trademark and other impairment charges (d)	—	—	27	173
Unrealized (gains) losses on fuel derivatives, net (e)	(31)	5	(36)	(6)

Non-GAAP net income	$35	$111	$1,232	$1,514

Weighted-average shares outstanding – diluted	777	779	777	779

Earnings per share – diluted

U.S. GAAP earnings per share	$0.08	$0.12	$1.39	$1.67
Losses on ship sales including impairments, net (c)	—	0.01	0.21	0.06
Goodwill, trademark and other impairment charges (d)	—	—	0.03	0.22
Unrealized (gains) losses on fuel derivatives, net (e)	(0.04)	0.01	(0.05)	(0.01)

Non-GAAP earnings per share	$0.04	$0.14	$1.58	$1.94

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business and gains and losses on ship sales including impairments, net that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales including impairments, net from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business and are not included in our non-GAAP net income and non-GAAP earnings per share.

Finally, we changed our previously reported net cruise costs per ALBD for the three and twelve months ended November 30, 2012 from $127.40 to $126.73 and $125.44 to $124.77, respectively. We also changed our previously reported net cruise costs excluding fuel per ALBD for the three and twelve months ended November 30, 2012 from $94.39 to $93.72 and $92.36 to $91.69, respectively. These changes were made to exclude losses on ship sales including impairments, net to be consistent with our treatment of these types of charges in our 2013 net cruise costs per ALBD.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2013 periods’ currency exchange rates have remained constant with the 2012 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	We believe that the losses on ship sales including impairments, net recognized in the three and twelve months ended November 30, 2013 and 2012 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains and losses on ship sales including impairments, net to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these items.

In addition, we changed our previously reported non-GAAP earnings per share for the three months and twelve ended November 30, 2012 from $0.13 to $0.14 and $1.88 to $1.94, respectively, to exclude losses on ship sales including impairments, net to be consistent with our treatment of these types of charges in our 2013 non-GAAP earnings per share.

(d)	We believe that the goodwill, trademark and other impairment charges recognized in the twelve months ended November 30, 2013 and 2012 are special charges and, therefore, are also not an indication of our future earnings performance. As such, we also believe it is more meaningful for these impairment charges to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these impairment charges.

(e)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful.